Exhibit 10.2

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE IT IS NOT MATERIAL AND OF A TYPE THAT PMGC HOLDINGS INC. TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

The following is a non-binding summary of the principal terms with respect to a license agreement between NorthStrive and Modulant. While the parties intend for this term sheet to be executed in binding form, the terms of any transaction between the parties with respect to this term sheet are presently subject to, and predicated on, the head licensor of the relevant technology agreeing to certain underlying material terms. Unless and until such approval is received by the licensor, and until this term sheet is executed and delivered by the parties, neither party is under any legal obligation of any kind.

Binding Term Sheet for Licensing Agreement

This Binding Term Sheet for Licensing Agreement (Term-Sheet) is made this 12th day of May 2025 by and between Modulant Biosciences LLC (“Modulant / Licensee”), with an address at 11872 Hollyhock Drive, Fishers, IN, 46037, an LLC created and existing under the laws of the State of Indiana and Northstrive Biosciences Inc., f/k/a Elevai Biosciences, Inc. (“Northstrive”) (a subsidiary of PMGC Holdings, Inc. f/k/a Elevai Labs, Inc., “PMGC”) , with an address at 120 Newport Center Drive #250, Newport Beach, CA 92660, a corporation organized and existing under the laws of the State of Nevada.

Purpose:

This binding Term-Sheet outlines the basic terms for a future definitive licensing agreement between Northstrive Biosciences and Modulant Biosciences LLC. Its purpose is to establish a framework for licensing Northstrive Biosciences’ rights to certain intellectual property (IP) relating to EL-22 in the field of animal health to Modulant Biosciences LLC. Except as expressly permitted herein, this binding Term Sheet constitutes a commitment by the parties hereto to negotiate in good faith and to enter into a Definitive Agreement as set forth herein. The terms and conditions of the potential transaction described below are not limited to those set forth herein.

Key Terms:

Representations and Warranties

The parties to make customary reps and warranties re authority to enter into the Definitive Agreement and to comply with all relevant laws, rules and regulations.

Modulant to additionally represent and warrant that it will not employ or engage any person who is debarred or who has been sanctioned by the USDA, FDA, or any other applicable governmental authority, and who may be involved development or commercialization activities involving Licensed Products.

Grant of License

The exclusive license would allow Modulant Biosciences LLC to use the relevant IP solely for uses in non-human animal health, including applications as a feed additive.

The license duration would be for the Term, keyed off the life of the patents, unless earlier terminated as permitted under the Definitive License.

The “Territory” is worldwide, excluding the Republic of Korea.

Modulant Biosciences LLC has the exclusive right to sub-license the IP globally (other than the Republic of Korea, for non-human animal health uses. All sublicenses will be subordinate to and consistent with the terms and conditions of the Definitive Agreement. Modulant shall promptly after its execution, but no later than ten (10) days following such execution, furnish to Northstrive each fully executed copy of any and all sublicense agreements to the licensed rights, at any tier.

Non-Compete	Modulant shall not directly or indirectly develop or license a third party to develop any biologic or pharmaceutical product, whether for human or animal uses, that is directed to [the relevant biological target proteins], or a combination thereof, and is not comprised of one or more of the compounds licensed under the Definitive Agreement.
Intellectual Property (IP)

The IP to be licensed includes the patents and applications identified in an exhibit to the definitive agreement, including at least (1) U.S. Patent 8,470,551, entitled “Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Thereof,” which patent was issued on June 25, 2013, (2) U.S. Patent Application No. 19/191,246, filed April 28, 2025, titled “Fusion Protein of Myo- 2 for Use in Encouraging Muscle Growth in Animals”; and (3) U.S. Patent Application No. 19/191,258, filed April 28, 2025, titled “Animal Feed Additive to Encourage Muscle Growth”.

Modulant Biosciences and Northstrive to retain ownership of their respective background IP. New IP generated by Modulant during this partnership will be co-owned by both parties. Upon any termination for Modulant’s breach, Northstrive will receive a perpetual, irrevocable, fully paid up, royalty free, worldwide, non-exclusive license to all such new IP. Upon any termination for Northstrive’s breach, Modulant will receive a perpetual, irrevocable, fully paid up, royalty free, worldwide, non-exclusive license to all such new IP. Modulant to promptly disclose to Northstrive all new inventions developed using the IP. Modulant will consult with Northstrive on all patent filings, maintenance and prosecution activities, and Northstrive will be given an opportunity to review and comment on such activities. If Modulant declines to file for a patent on any disclosed invention, Northstrive will be given an opportunity to cover the costs of filing for such patent on Modulant’s behalf, which IP will be promptly assigned to Northstrive.

Development Efforts / Records

Each year during the term Modulant will draft and send to Northstrive a detailed report of its efforts to license and commercialize the licensed technology.

Modulant will keep and maintain, and require its sublicensees to keep and maintain, in sufficient detail and good scientific manner, records of all work done and results achieved in regards to its research and development of Licensed Products, including all non-clinical studies and manufacturing activities. All R&D activities will be performed in good scientific manner and in compliance with all applicable laws.

Financial Terms	Revenue Sharing:

Until a total amount of $[***] has actually paid by Modulant Biosciences to Northstrive, Modulant Biosciences will pay to Northstrive [***] of all amounts (upfront, milestones, royalties, etc.) received by, or otherwise due and payable to, Modulant Biosciences LLC deriving from sales of Licensed Product by itself or its sublicensees, payments deriving from third-party sub-license agreements, or otherwise deriving from the licensed rights. Upon Modulant’s payment in full of such $[***] set forth above, the rate above shall decrease to [***].

Typical sublicensing revenue exceptions will apply, including exclusions for bona fide capital invested/raised by Modulant for its own product development activities.

Reports and Accounting

Royalty reports to be provided within 30 days after each calendar quarter following first commercial sale of a first Licensed Product. Report to show revenues attributable to each Licensed Products in each country in the territory, and provide a calculation of royalties due.

Modulant to maintain and cause its sublicensees to maintain complete, accurate, and correct books of account for all sales of Licensed Products, with GAAP or similar accounting principles, that are sufficient to confirm the accuracy of all payments made and otherwise due.

Modulant must maintain all such records for the term of the Agreement plus five years. Northstrive will have audit rights. If audit reveals underpayment of [***] or more, Modulant will bear and promptly pay all costs of the audit.

Typical interest (usually [***] per month of outstanding late payments) is chargeable for any late payments. Modulant will reimburse Northstrive for all costs/expenses incurred in connection with enforcement of amounts due, including attorneys’ fees.

Confidentiality

Both parties agree to maintain confidentiality regarding all information exchanged during negotiations. Confidentiality terms will be passed through from the head license, and are largely typical. Northstive will need customary permissions to disclose information as required in connection with securities laws, and to potential business partners/investors under terms of confidentiality.

Commercialization Plans	Modulant will establish, and cause its sublicensees to establish, a detailed plan for the commercialization of each Licensed Product, and will provide Northstrive with a final version of the same within three (3) months following Modulant’s or its sublicensee’s receipt of regulatory approval to sell such Licensed Product.

Regulatory Oversight

Modulant will immediately inform PMGC/Northstrive of any inspections by any regulatory authority relating to Modulant’s Licensed Products, and will provide copies of all relevant materials, correspondence, statements, forms, and records received, disclosed, or generated in connection with such inspections.

Governing Law and Jurisdiction	o	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

	o	Except as otherwise provided herein, any dispute, controversy, or claim arising out of or related to this term sheet or any breach shall be first attempted by the Parties to be addressed between the Parties’ CEOs. If the Parties are unable to settle a dispute related to this term sheet, it shall be resolved in the state and federal courts located in New Castle County, Delaware. Each Party agrees that such venues are acceptable and that such party will not assert that such venues are subject to any claim of forum non conveniens.
Mutual Indemnification	Each party agrees to indemnify, defend, and hold harmless the other party from and against any loss, cost, or damage arising out of its gross negligence or willful misconduct, except to the extent that such claims, damages, losses, liabilities, judgments, settlements, costs, and expenses are caused by the negligence or intentional misconduct of the other party. Modulant to indemnify PMGC/Northstrive, and its and their licensors, affiliates, directors, officers, employees, consultants, etc. from any claims arising from or relating to (a) Modulant’s gross negligence/willful misconduct, (b) Modulant or its sublicensee’s material breach of the Definitive Agreement, or (c) Modulant or its sublicensee’s development, commercialization, uses, or sales of Licensed Products in the territory.
Term

The Term will begin on the effective date of the definitive agreement and continue until: (1) terminated by either party as permitted under the agreement (e.g., the other party’s breach and failure to cure, (2) any termination of PMGC/Northstrive’s license to the relevant IP, (3) upon mutual agreement terminate, or (4) upon expiration of the last Licensed Patent.

The term sheet is non-binding until a definitive agreement is executed.

Other Terms

The Definitive Agreement would include other and more fulsome terms, including those relating to various definitions, confidentiality, publications, representations and warranties, third party infringement, indemnification, regulatory activities, commercialization, change of control, dispute resolution, limitations of liability, and other customary terms and provisions that are typical for agreements of this nature.

The parties recognize the terms of the Definitive Agreement will be guided, and in many instances bound, by the terms entered into between Northstrive and its licensor of the IP (the “Head License”). While Northstrive has tried to propose terms here that are consistent with such Head License, the parties recognize and accept that additional terms and changes may need to be made when drafting the Definitive Agreement to accommodate pass-

through obligations from the Head License.

Next Steps:

●	Finalize the definitive licensing agreement based on these terms.

●	Execute the agreement upon mutual acceptance.

Notwithstanding anything to the contrary herein, if the parties acting in good faith and without undue delay, are unable to reach agreement on all material terms and execute the Definitive Agreement within ninety (90) days of the date first written above, then this Term Sheet and the terms set forth herein shall convert to become non-binding, and each party may, at its discretion and for its convenience, decline to proceed with entering into a Definitive Agreement on these or any terms. Each party hereby waives all claims for damages and/or liabilities in the event the other party declines to proceed with entering into a Definitive Agreement as permitted under the foregoing sentence. For clarity, matters that are not covered by the provisions hereof are subject to the approval and mutual agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

LICENSEE

Modulant Biosciences LLC:

By:	/s/ Thomas W. Campi
Position: CEO

LICENSOR:

Northstrive Biosciences Inc., f/k/a Elevai Biosciences, Inc.

By:	/s/ Graydon Bensler
Position: CEO

5